Exhibit 99.1

News release

HYZON ANNOUNCES SECOND QUARTER 2024 FINANCIAL AND OPERATING RESULTS

Launched 200kW Class 8 Fuel Cell Truck Trial Program with Multiple Large Fleets in July

BOLINGBROOK, Ill., August 13, 2024 — Hyzon (NASDAQ: HYZN) (Hyzon or the Company), a U.S.-based high-performance hydrogen fuel cell system manufacturer and technology developer focused on providing zero-emission power to decarbonize the most demanding industries, today announced its second quarter 2024 financial and operating results:

Recent Highlights

•Focused business on large fleet customers in North American Class 8 and refuse markets with highest immediate commercial potential, halting operations in the Netherlands and Australia.
•Launched 200kW Class 8 Fuel Cell Electric Vehicle (FCEV) trial program in July with two large fleets, with cross-continental refuse collection vehicle trial program expected to launch this month; 25 large fleet trials across both platforms planned by end of January 2025, with average of 4,200+ trucks per fleet and 10 fleets of at least 5,000 trucks.
•Delivered one additional Class 8 FCEV to customer Performance Food Group (PFG) for a total of five FCEVs deployed with PFG in California.
•Completed 16 200kW C-Sample Fuel Cell Systems (FCS) in the second quarter for a total of 21 manufactured in 1H 2024, remaining on track for Start of Production (SOP) of 200kW FCS in second half of 2024.
•Delivered average monthly net cash burn of $9.2 million in the second quarter 2024, in line with guidance; estimating further reduction to approximately $6.5 million by year-end upon completion of restructuring actions.
•Upon shelf effectiveness, executed on first capital raise since going public in July 2021 driving significant improvement in trading volume.

"In the second quarter of 2024, we executed on several strategic initiatives, including focusing our business on the North American Class 8 and refuse markets. This decision positions us to capitalize on immediate commercial opportunities supported by continued U.S. government backing," said Hyzon Chief Executive Officer (CEO) Parker Meeks. "Hyzon launched our 200kW Class 8 vehicle trial program in July and we expect our refuse collection vehicle trial program to start later this month, marking a critical step toward securing new multi-year commercial agreements with large fleets. Looking at the second half of 2024, we anticipate reaching SOP for our single stack 200kW fuel cell system and 200kW Class 8 fuel cell truck platform. These steps are laying the foundation to accelerate our decarbonization efforts and create long-term shareholder value."

Second Quarter 2024 Business Highlights

Commercial: Large Fleet Customer Trial Programs Underway
Hyzon delivered one additional 110kW fuel cell truck to Performance Food Group (PFG) in the second quarter, bringing the total to five vehicles deployed in California with PFG. These deployments continue to provide valuable on-road experience. The Company is continuing to work with PFG on an agreement for up to 15 200kW fuel cell trucks following a successful 200kW truck trial, and a possible option to purchase an additional 30 fuel cell trucks – an example of the Company’s large fleet, multi-year commercial order pattern.

Through January 2025, the Company has 25 trials scheduled across the 200kW Class 8 and refuse collection vehicle platforms with customers averaging 4,200+ trucks per fleet, including 10 fleets with at least 5,000 trucks.

Trials of the 200kW Class 8 fuel cell truck began this summer with multiple large fleet customers. The Company has received initial performance data, with FCEVs completing the same full-day operations as diesel trucks, which many major OEM’s battery electric trucks could not complete. In some cases, Hyzon's fuel cell truck averaged over six miles per gallon (mpg) equivalent, in comparison to four mpg for diesel trucks in the same use case.

In the refuse market, Hyzon unveiled the first fuel cell electric refuse collection vehicle for the U.S. market in May, partnering with New Way Trucks, North America's largest private refuse equipment manufacturer. The cross-continental customer trial program is expected to launch this month with San Francisco-based waste and recycling management company Recology.

Technology: Single Stack 200kW Fuel Cell System C-Sample Development
Hyzon continues to progress C-sample development of its single stack 200kW fuel cell systems in its Bolingbrook, Ill. facility, remaining on-track for SOP in the second half of 2024. The single stack 200kW fuel cell system offers a lighter, smaller, and more fuel efficient option compared to conventional two-stack systems.

In the second quarter, 16 C-Samples were built, totaling 21 C-Samples in the first half of 2024. Durability testing and facility capability advanced with the commissioning of an additional test stand.

With minimal CapEx remaining to achieve SOP, the facility is expected to reach annual capacity of 700 200kW systems on three shifts. Operations are being optimized ahead of SOP, with capacity expansions planned based on demand, maintaining Hyzon's asset-light model aligned with customer agreements.

Government: Growing Support for Clean Energy Initiatives
In the U.S., there continues to be strong support for green initiatives. This is highlighted by the Environmental Protection Agency's $2.6 billion Clean Ports Program, California Air Resource Board's HVIP program, the Internal Revenue Code (IRC) Section 45W $40,000 commercial clean vehicle tax credit and the administration's Hydrogen Hub program – which recently funded its first three regional hubs in California, the Pacific Northwest and Appalachia. The Company has continued to support several Clean Ports applications, the largest of which could yield an order of up to 100 fuel cell trucks, if selected.

Hyzon has also recently submitted an application under the Bipartisan Infrastructure Law's Advanced Energy Manufacturing and Recycling Grant Program. If selected, the grant could provide up to $19.9 million in a 50% match structure to help fund future expansions of the Bolingbrook fuel cell facility to total annual production of 2,800 fuel cell systems, well beyond the Company’s anticipated cash flow breakeven production rate.

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Second Quarter 2024 Financial Updates
"In the second quarter 2024, we executed well on the cost side, while recognizing $0.3 million in revenue compared to zero revenue in the prior-year period," said Hyzon Chief Financial Officer Stephen Weiland. "Our ongoing cost reduction efforts are evident, with R&D expenses of $9.8 million, SG&A expenses of $25.5 million, and net cash burn of $27.5 million all in the second quarter and all at or below the low-end of our guidance ranges. We remain focused on tightly monitoring our cash burn, driving commercial opportunities with disciplined execution, and pursuing multiple capital raising alternatives."

As of June 30, 2024, cash, cash equivalents, and short term investments stood at $55.1 million. The Company's strategic realignment to focus on core North American Class 8 markets and the refuse industry is expected to reduce the average monthly net cash burn to an estimated $6.5 million by year-end based on how the Company is operating today. This realignment includes halting operations in the Netherlands and Australia, under which the Company has incurred or expects to incur charges of approximately $21 million, of which about $4 million is anticipated to be in cash.

In late July, Hyzon raised $4.5 million in gross proceeds via a registered direct offering to increase runway and improve stock liquidity. The Company has also retained PJT Partners as its financial advisor to lead ongoing strategic capital raise efforts and explore a full range of strategic options.

Conference Call Information
The Hyzon management team will host a conference call to discuss its second quarter financial results on Tuesday, August 13, 2024 at 8:30 a.m. Eastern Time.

Participants can join the call at 1-888-800-7840 or international callers can use 1-646-307-1856 and enter the access code 5240234. To listen to the live audio webcast and Q&A, visit the Hyzon investor relations website at https://investors.hyzonfuelcell.com/.

About Hyzon

Hyzon is a global supplier of high-performance hydrogen fuel cell technology focused on providing zero-emission power to decarbonize demanding industries. With agile, high-power technology designed for heavy-duty applications, Hyzon is at the center of a new industrial revolution fueled by hydrogen, an abundant and clean energy source. Hyzon is focusing on deploying its fuel cell technology in heavy-duty commercial vehicles in Class 8 and refuse collection vehicles across North America. To learn more about how Hyzon partners across the hydrogen value chain to accelerate the clean energy transition, visit www.hyzonfuelcell.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements regarding the Company's expectations, hopes, beliefs, intentions, or strategies for the future. You are cautioned that such statements are not guarantees of future performance and that the Company's actual results may differ materially from those set forth in the forward-looking statements. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause the Company's actual expectations to differ materially from these forward-looking statements include the Company's ability improve its capital structure; Hyzon's liquidity needs to operate its business and execute its strategy, and related use of cash; its ability to raise capital through equity issuances, asset sales or the incurrence of debt; the possibility that Hyzon may need to seek bankruptcy protection; Hyzon's ability to fully execute actions and steps that would be probable of mitigating the existence of substantial doubt regarding its ability to continue as a going concern; our ability to enter into any desired strategic alternative on a timely basis, on acceptable terms; our ability to maintain the listing of our Common Stock on the Nasdaq Capital Market; retail and credit market conditions; higher cost of capital and borrowing costs; impairments; changes in general economic conditions; and the other factors under the heading "Risk Factors" set forth in the Company's Annual Report on Form 10-K, as supplemented by the Company's quarterly reports on Form 10-Q and current reports on Form 8-K. Such filings are available on our website or at www.sec.gov. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws.

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HYZON MOTORS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$34,720	$112,280
Short-term investments	20,418	—
Accounts receivable	720	498
Unbilled receivable	93	1,599
Inventory	7,786	28,811
Prepaid expenses and other current assets	3,644	9,335
Total current assets	67,381	152,523
Property, plant, and equipment, net	15,150	18,569
Right-of-use assets	3,762	4,741
Equity method investments	8,315	8,382
Investments in equity securities	763	763
Other assets	6,142	6,157
Total Assets	$101,513	$191,135
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,969	$1,479
Accrued liabilities	23,948	30,116
Related party payables	588	265
Contract liabilities	4,777	8,872
Current portion of lease liabilities	1,570	1,821
Total current liabilities	33,852	42,553
Long term liabilities
Lease liabilities	4,859	5,733
Private placement warrant liability	160	160
Earnout liability	1,321	1,725
Accrued SEC settlement	8,174	8,000
Other liabilities	1,318	2,964
Total Liabilities	$49,684	$61,135
Commitments and contingencies
Stockholders’ Equity
Common stock, $0.0001 par value; 400,000,000 shares authorized, 248,554,855 and 245,081,497 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively.	25	25
Treasury stock, at cost; 3,769,592 shares as of June 30, 2024 and December 31, 2023.	(6,446)	(6,446)
Additional paid-in capital	387,010	380,261
Accumulated deficit	(327,655)	(242,640)
Accumulated other comprehensive loss	(358)	(514)
Total Hyzon Motors Inc. stockholders’ equity	52,576	130,686
Noncontrolling interest	(747)	(686)
Total Stockholders’ Equity	51,829	130,000
Total Liabilities and Stockholders’ Equity	$101,513	$191,135

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HYZON MOTORS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$313	$—	$10,296	$—
Operating expense:
Cost of revenue	18,415	2,410	26,231	3,248
Research and development	9,817	12,597	20,646	21,937
Selling, general, and administrative	25,516	49,098	47,044	79,955
Restructuring and related charges	2,663	—	3,164	—
Total operating expenses	56,411	64,105	97,085	105,140
Loss from operations	(56,098)	(64,105)	(86,789)	(105,140)
Other income (expense):
Change in fair value of private placement warrant liability	481	160	—	801
Change in fair value of earnout liability	4,231	916	404	7,336
Foreign currency exchange gain (loss) and other expense, net	(156)	280	(683)	1,430
Investment income and interest income, net	752	2,494	1,976	5,060
Total other income (expense)	5,308	3,850	1,697	14,627
Loss before income taxes	$(50,790)	$(60,255)	$(85,092)	$(90,513)
Income tax expense	—	—	—	—
Net loss	$(50,790)	$(60,255)	$(85,092)	(90,513)
Less: Net loss attributable to noncontrolling interest	—	(7)	(77)	(17)
Net loss attributable to Hyzon	$(50,790)	$(60,248)	$(85,015)	$(90,496)

Comprehensive loss:
Net loss	$(50,790)	$(60,255)	$(85,092)	$(90,513)
Foreign currency translation adjustment	(313)	(931)	172	(1,735)
Net change in unrealized gain (loss) on short-term investments	—	(691)	—	(988)
Comprehensive loss	$(51,103)	$(61,877)	$(84,920)	$(93,236)
Less: Comprehensive income (loss) attributable to noncontrolling interest	4	22	(61)	5
Comprehensive loss attributable to Hyzon	$(51,107)	$(61,899)	$(84,859)	$(93,241)
Net loss per share attributable to Hyzon:
Basic	$(0.21)	$(0.25)	$(0.34)	$(0.37)
Diluted	$(0.21)	$(0.25)	$(0.34)	$(0.37)
Weighted average common shares outstanding:
Basic	246,788	244,628	247,293	244,585
Diluted	246,788	244,628	247,293	244,585

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